Exhibit 8.1

CHINA CUSTOMER RELATIONS CENTERS, INC.

List of Subsidiaries

Company Name	Country of Incorporation/Formation	Ownership

China BPO Holdings Limited	Hong Kong	Wholly owned subsidiary of China Customer Relations Centers, Inc.

Shandong Juncheng Information Technology Co., Ltd.	China	Wholly owned subsidiary of China BPO Holdings Limited